EXHIBIT 99.1

Exide Technologies Reports Fiscal 2011 First Quarter Results

Consolidated Net Sales Increase 9%

Unit Volume Increases

MILTON, Ga., Aug. 5, 2010 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2011 first quarter financial results, for the period ended June 30, 2010.

Highlights of Fiscal 2011 First Quarter Results:

  Net sales for the fiscal 2011 first quarter of $644.7 million compared to $592.9 million in the prior year quarter;
  Fiscal 2011 first quarter Adjusted EBITDA was $41.6 million compared to $23.1 million in the prior year quarter;
  Net loss for the fiscal 2011 first quarter was $9.0 million or ($0.12) per share as compared to a net loss of $54.0 million or ($0.71) per share in the fiscal 2010 period; and
  Adjusted net income for the fiscal 2011 first quarter was $3.7 million or $0.05 per share as compared to adjusted net loss of $11.0 million or ($0.15) per share in the fiscal 2010 comparative period.

Commenting on the fiscal first quarter results, James R. Bolch, President and Chief Executive Officer, said, "While our end markets showed somewhat mixed results, the general trend is on a positive trajectory. We remain focused on improving our cost structure while enhancing product quality and delivering exceptional customer service. Our fiscal 2011 first quarter performance was solid and as we move through the remainder of the year, our ongoing expectation is for a continued slow and steady market improvement."

Consolidated Results

Fiscal 2011 first quarter consolidated net sales were $644.7 million as compared to net sales of $592.9 million in the fiscal 2010 first quarter. Net sales in the fiscal 2011 period were negatively impacted by foreign currency translation ($14.5 million). Lead related price increases aggregated approximately $57.0 million due to a 30% rise in average lead prices quarter over quarter. Higher volume equates to an approximate 3% increase in global unit sales over the prior year period and is driven by higher original equipment (OE) builds in Transportation and Industrial Energy, although offset to some extent by lower demand in the Network Power channel in Europe.

Consolidated net loss for the fiscal 2011 first quarter was $9.0 million or ($0.12) per share compared to a net loss for the fiscal 2010 first quarter of $54.0 million or ($0.71) per share. The results for fiscal 2011 first quarter were primarily impacted by the following items:

  Restructuring and related asset impairment charges of $6.8 million or ($0.09) per share ($8.2 million pre-tax), compared to $39.5 million or ($0.52) per share ($41.1 million pre-tax) in the first quarter of the prior year. The prior year first quarter charges are principally the result of a provision related to the planned closure of our U.K. Industrial Energy facility and incremental severance related costs to finalize the closure of our Auxerre, France Transportation facility.
  Currency remeasurement loss, caused in part by a weaker Euro, in the amount of $4.5 million or ($0.06) per share ($9.8 million pre-tax), compared to currency remeasurement income of $4.6 million or $0.06 per share ($9.3 million pre-tax) in the fiscal 2010 first quarter.
  The tax provision was negatively impacted by $1.1 million or ($0.01) per share due to valuation allowance increases. This compares with a $7.2 million or ($0.08) per share valuation allowance increase in the fiscal 2010 first quarter.

Excluding the impact of the above described non-operational items, adjusted net income for the fiscal 2011 first quarter was $3.7 million or $0.05 per share. This compares with adjusted net loss for the comparable prior year period of $11.0 million or ($0.15) per share. A reconciliation of net income or loss and net income or loss per share to adjusted net income or loss and adjusted net income or loss per share is provided as an attachment to this release.

Consolidated Adjusted EBITDA for the fiscal 2011 first quarter was $41.6 million as compared with Adjusted EBITDA of $23.1 million in the prior fiscal year first quarter. Gross profit increased by $13.7 million in comparison to the prior fiscal year first quarter and as a percent of net sales, margins increased to 18.7% in the fiscal 2011 first quarter, compared to 18.0% in the prior year period. Mr. Bolch stated, "We recognize that fluctuations in the state of the global economy could impact the second quarter results, despite expected improvements in operating leverage and anticipated market improvements. Based however, on our expectation of continued moderate volume improvement, we currently anticipate slightly higher Adjusted EBITDA in the second fiscal quarter versus the prior year."

Selling, general and administrative expenses for the fiscal 2011 first quarter decreased approximately 6% to $101.7 million versus the comparable prior year period of $108.3 million. Approximately $1.2 million of the decrease resulted from favorable foreign currency translation, with the remainder attributable to the Company's continued focus on cost reduction initiatives.

As of June 30, 2010, the Company had cash and cash equivalents of $80.5 million and $117.9 million availability under its revolving bank credit facility. This compares to cash and cash equivalents of $89.6 million and $124.6 million availability under the revolving bank credit facility at March 31, 2010. At June 30, 2010, net debt was $567.8 million compared to $570.0 million at March 31, 2010. Free cash flow was ($7.0) million for the three months ended June 30, 2010 as compared to $41.3 million for the prior year period.

Segment Information for the Three Months Ended June 30

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2011 first quarter were $408.4 million as compared to $377.3 million in the same period of fiscal 2010. Price increases resulting from lead escalator arrangements positively impacted net sales by $29.4 million in the fiscal 2011 first quarter as compared to the fiscal 2010 period. A stronger dollar against most foreign currencies resulted in unfavorable currency translation of approximately $7.9 million. Transportation sales resulted in approximately 17% higher unit volumes in OE sales partially offset by a 1% decline in aftermarket sales.

Adjusted EBITDA for the combined Transportation segments was $30.7 million in the fiscal 2011 first quarter versus $16.1 million in the comparable fiscal 2010 period. Fiscal 2011 first quarter gross margin as a percent of net sales for the combined Transportation segments was 17.4% compared to 15.1% in the prior year period, a 230 basis point improvement. "The continued improvement in gross margin and Adjusted EBITDA is clear evidence of improved operating leverage; the benefit of a lower fixed cost base combined with increasing unit volume," said Bolch.

Industrial Energy Segments

Fiscal 2011 first quarter total net sales for the Company's combined Industrial Energy segments were $236.2 million as compared to $215.6 million in the comparable fiscal 2010 period. Net sales were negatively impacted by unfavorable foreign currency translation of $6.6 million while net sales were positively impacted by lead related price increases due to lead escalator arrangements of approximately $27.5 million over the prior year period. Unit volumes for motive power products increased approximately 17% while network power products were basically flat in the fiscal 2011 first quarter as compared to the prior year period.

Total Adjusted EBITDA for the Industrial Energy segments in the fiscal 2011 first quarter totaled $16.5 million versus $13.6 million in the fiscal 2010 first quarter. Gross margin as a percent of net sales for the fiscal 2011 first quarter was 20.9% compared to 23.0% in the fiscal 2010 period. Although unit volumes showed some strength, increasing 8.2%, pricing pressure, particularly in Europe, continued to weigh on the results.

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is a key indicator of the Company's operational performance and excludes the nonrecurring impact of the Company's current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. The Company's Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA below.

The Company calculates Adjusted Earnings Per Share by excluding from net income (loss) per diluted share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's prior bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring and impairment charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions. The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities and cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, but not in isolation of or as a substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP. In addition, the Company's definitions and calculations of non-GAAP measures may not conform with definitions or calculations by other companies.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Friday, August 6, 2010 at 9:00 a.m. Eastern Time.

Conference call details:

Dial-in number for U.S./Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 87122298

A telephonic replay of the conference call is available:

Dates: from 12:00 p.m. ET August 6, 2010 to 11:59 p.m. ET August 20, 2010
Domestic dial-in: 800-642-1687
International dial-in: 706-645-9291
Passcode: 87122298

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) the negative results of tax audits in the U.S. and Europe which could require the payment of significant cash taxes, (x) competitiveness of the battery markets in the Americas and Europe, (xi)  risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xiii) general economic conditions, (xiv) the Company's ability to successfully pass along increased material costs to its customers, and (xv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xvi) those risk factors described in the Company's fiscal 2010 Form 10-K filed on June 2, 2010 and its Form 10-Q filed on August 5, 2010.

The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended
	June 30, 2010	June 30, 2009

NET SALES	$ 644,666	$ 592,854
COST OF SALES	524,300	486,170
Gross profit	120,366	106,684

EXPENSES:
Selling, marketing and advertising	59,519	65,318
General and administrative	42,145	42,931
Restructuring	6,894	35,665
Other expense (income), net	10,995	(3,361)
Interest expense, net	14,983	14,720
	134,536	155,273

Loss before reorganization items and income taxes	(14,170)	(48,589)
REORGANIZATION ITEMS, NET	636	555
INCOME TAX (BENEFIT) PROVISION	(5,800)	4,872
Net loss	(9,006)	(54,016)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	38	(42)
Net loss attributable to Exide Technologies	$ (9,044)	$ (53,974)

LOSS PER SHARE
Basic and Diluted	$ (0.12)	$ (0.71)

WEIGHTED AVERAGE SHARES
Basic and Diluted	76,315	75,821

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per-share data)

	June 30, 2010	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 80,538	$ 89,558
Receivables, net of allowance for doubtful accounts of $27,623 and $31,274	405,311	488,942
Inventories	447,450	418,396
Prepaid expenses and other	16,102	16,599
Deferred financing costs, net	4,794	4,944
Deferred income taxes	23,782	24,386
Total current assets	977,977	1,042,825
Property, plant and equipment, net	562,053	603,160
Other assets:
Goodwill and intangibles	167,404	180,428
Investments in affiliates	2,004	2,156
Deferred financing costs, net	6,988	7,316
Deferred income taxes	88,947	85,613
Other	38,106	34,728
	303,449	310,241
Total assets	$ 1,843,479	$ 1,956,226
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 8,369	$ 7,682
Current maturities of long-term debt	4,794	5,241
Accounts payable	306,101	333,532
Accrued expenses	239,893	267,038
Warrants liability	235	336
Total current liabilities	559,392	613,829
Long-term debt	635,200	646,604
Noncurrent retirement obligations	207,236	221,248
Deferred income tax liability	19,935	23,485
Other noncurrent liabilities	100,207	103,022
Total liabilities	1,521,970	1,608,188
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 75,856 and 75,601 shares issued and outstanding	758	756
Additional paid-in capital	1,121,049	1,119,959
Accumulated deficit	(808,139)	(799,095)
Accumulated other comprehensive income	(5,633)	10,714
Total stockholders' equity attributable to Exide Technologies	308,035	332,334
Noncontrolling interests	13,474	15,704
Total stockholders' equity	321,509	348,038
Total liabilities and stockholders' equity	$ 1,843,479	$ 1,956,226

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Three Months Ended
	June 30, 2010	June 30, 2009
Cash Flows From Operating Activities:
Net loss	$ (9,006)	$ (54,016)
Adjustments to reconcile net loss to net cash provided by operating activities—
Depreciation and amortization	20,936	22,480
Unrealized loss on warrants	(101)	471
Net loss on asset sales / impairments	1,311	5,364
Deferred income taxes	(9,824)	345
Provision for doubtful accounts	(416)	1,787
Non-cash stock compensation	1,957	2,284
Reorganization items, net	636	555
Amortization of deferred financing costs	1,213	1,234
Currency remeasurement loss (gain)	9,756	(9,264)
Changes in assets and liabilities —
Receivables	53,749	75,720
Inventories	(53,807)	22,757
Prepaid expenses and other	(314)	437
Payables	(6,531)	(26,776)
Accrued expenses	(10,117)	15,643
Noncurrent liabilities	328	(1,354)
Other, net	3,468	(1,181)
Net cash provided by operating activities	3,238	56,486

Cash Flows From Investing Activities:
Capital expenditures	(10,447)	(15,171)
Proceeds from sales of assets, net	287	--
Net cash used in investing activities	(10,160)	(15,171)

Cash Flows From Financing Activities:
Increase in short-term borrowings	2,286	25
Decrease in borrowings under Senior Secured Credit Facility	(714)	(749)
Increase in controlling interests in subsidiaries	(886)	(1,170)
(Decrease) increase in other debt	(410)	8,385
Common stock issuance, financing costs and other	21	51
Net cash provided by financing activities	297	6,542

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,395)	4,159

Net (Decrease) Increase In Cash and Cash Equivalents	(9,020)	52,016
Cash and Cash Equivalents, Beginning of Period	89,558	69,505
Cash and Cash Equivalents, End of Period	$ 80,538	$ 121,521

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period --
Interest	$ 4,097	$ 4,020
Income taxes (net of refunds)	$ 1,658	$ (552)

EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(In millions)

FOR THE THREE MONTHS ENDED JUNE 30, 2010
	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$ 9.3	$ 8.1	$ 4.9	$ (2.0)	$ (29.3)	$ (9.0)
Interest expense, net	--	--	--	--	15.0	15.0
Income tax provision	--	--	--	--	(5.8)	(5.8)

EBIT	9.3	8.1	4.9	(2.0)	(20.1)	0.2

Depreciation and amortization	6.9	4.8	2.8	4.6	1.8	20.9
Reorganization items, net	--	--	--	--	0.6	0.6
Restructuring	1.4	0.5	0.1	4.6	0.3	6.9
Currency remeasurement loss (gain)	0.1	(0.4)	--	--	10.1	9.8
Unrealized gain on revaluation of warrants	--	--	--	--	(0.1)	(0.1)
(Gain) loss on sale/impairment of assets	--	(0.2)	--	1.5	--	1.3
Other, principally non cash stock compensation expense	0.1	0.1	--	--	1.8	2.0

Adjusted EBITDA	$ 17.8	$ 12.9	$ 7.8	$ 8.7	$ (5.6)	$ 41.6

FOR THE THREE MONTHS ENDED JUNE 30, 2009
	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$ 5.3	$ (23.4)	$ 2.6	$ (15.9)	$ (22.6)	$ (54.0)
Interest expense, net	--	--	--	--	14.7	14.7
Income tax provision	--	--	--	--	4.9	4.9

EBIT	5.3	(23.4)	2.6	(15.9)	(3.0)	(34.4)

Depreciation and amortization	7.0	5.3	2.5	6.0	1.7	22.5
Reorganization items, net	--	--	--	--	0.6	0.6
Restructuring	3.4	18.7	0.1	13.2	0.3	35.7
Currency remeasurement (gain) loss	(0.2)	(0.3)	0.4	(0.5)	(8.7)	(9.3)
Unrealized loss on revaluation of warrants	--	--	--	--	0.5	0.5
Loss on sale/impairment of assets	0.1	--	--	5.2	0.1	5.4
Other, principally non cash stock compensation expense	0.1	0.1	0.1	(0.1)	1.9	2.1

Adjusted EBITDA	$ 15.7	$ 0.4	$ 5.7	$ 7.9	$ (6.6)	$ 23.1

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPARATIVE NET SALES AND ADJUSTED EBITDA BY SEGMENT
(In millions)

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q1 FY 2011
Net sales	$ 227.1	$ 181.4	$ 68.5	$ 167.7	$ --	$ 644.7
Adjusted EBITDA	$ 17.8	$ 12.9	$ 7.8	$ 8.7	$ (5.6)	$ 41.6

Q1 FY 2010
Net sales	$ 230.8	$ 146.5	$ 59.9	$ 155.7	$ --	$ 592.9
Adjusted EBITDA	$ 15.7	$ 0.4	$ 5.7	$ 7.9	$ (6.6)	$ 23.1

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(In millions)

FOR THE THREE MONTHS ENDED
	June 30, 2010	June 30, 2009

Net cash provided by operating activities	$ 3.2	$ 56.5

Net cash used in investing activities	(10.2)	(15.2)

Free Cash Flow	$ (7.0)	$ 41.3

EXIDE TECHNOLOGIES AND SUBSIDIARIES
NON-GAAP ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
(In millions, except per share data)

	FOR THE THREE MONTHS ENDED
	June 30, 2010		June 30, 2009
	Dollars	Per Share	Dollars	Per Share

Net loss	$ (9.0)	$ (0.12)	$ (54.0)	$ (0.71)

Increases in tax valuation allowance	1.1	0.01	7.2	0.08
Reorganization items, net of tax	0.4	0.01	0.4	0.01
Restructuring and impairment, net of tax	6.8	0.09	39.5	0.52
Currency remeasurement loss (gain), net of tax	4.5	0.06	(4.6)	(0.06)
Unrealized gain (loss) on revaluation of warrants	(0.1)	(0.00)	0.5	0.01

Non-GAAP Adjusted Net Income (Loss) / EPS	$ 3.7	$ 0.05	$ (11.0)	$ (0.15)
CONTACT:  J.Addams & Partners, Inc.
          Media Contacts:
          Jeannine Addams
            jfaddams@jaddams.com
          Kristin Wohlleben
            kwohlleben@jaddams.com
          404/231-1132

          Exide Technologies
          Investor Contact:
          Carol Knies, Senior Director of Investor Relations
          678/566-9316
          carol.knies@exide.com